EXHIBIT 99.1

AMENDED AND RESTATED CHARTER

AUDIT COMMITTEE AXONYX INC.

Approved by the Board of Directors on September 23, 2003

I. PURPOSE

The Audit Committee shall provide assistance to the Board of Directors of Axonyx Inc. (the “Corporation”) in fulfilling its responsibility to:

(1)	monitor the integrity of the Corporation’s financial statements and financial reporting process,

(2)	monitor the independent auditor’s qualifications and independence

(3)	monitor the performance of the Corporation’s internal control functions regarding financial reporting and the independent auditors,

(4)	review and approve any conflict-of-interest situation brought to its attention, and

(5)	monitor the Corporation’s approach to business ethics and compliance with legal and regulatory requirements.

II. ORGANIZATION AND MEETINGS

The Audit Committee shall be comprised of independent directors appointed by the Board of Directors and shall consist of at least three members. The members of the Audit Committee shall meet the independence, experience and expertise requirements for members of public Corporation audit committees under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the exchange or market on which the Corporation’s securities are traded or listed. Audit committee members shall not simultaneously serve on the audit committees of more than two other public companies. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating Committee. Audit Committee members may be replaced by the Board.

The Audit Committee shall meet at least quarterly and may meet more frequently as necessary to perform its oversight role under this Charter. The Committee Chairman has the power to call a Committee meeting whenever he or she thinks that there is a need. Committee members may attend meetings by teleconference. A Committee member should not vote on any matter in which he or she is not independent.

The audit committee shall keep minutes of its meetings and shall make regular reports on its activities to the Board of Directors.

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III. AUTHORITY AND RESPONSIBILITIES

In discharging its oversight role, the Audit Committee has the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Corporation. The Audit Committee shall have the authority to retain independent legal, accounting or other consultants to advise the Committee. The Corporation shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee. The Audit Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel, accountant or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Responsibilities for engaging independent auditors and oversight of the independence of auditors.

The Audit Committee shall:

1.	Have sole authority to appoint, terminate and replace the Corporation’s independent auditor. The Audit Committee shall be directly responsible for the compensation and oversight of the work of independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purposes of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

2.	Approve in advance all audit and permitted non-audit services (including the fees and terms thereof) to be provided by the independent auditor, subject to any exception permitted by law or regulation.

3.	Obtain and review, at least annually, a report by the independent auditor describing: (i) the auditor’s internal quality control procedures; (ii) any material issues raised by the most recent internal quality control review or peer review of the auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditor, and any steps taken to address these issues; and (iii) all relationships between the auditor and the Corporation. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management of internal auditors. The audit committee shall present its conclusions with respect to the independent auditor to the Board.

4.	Request from the outside auditors, at least annually, a formal written statement regarding the auditor’s independence consistent with Independence Standards Board Standard No. 1.

5.	Discuss such written statement with the auditor concerning any disclosed relationships between the auditor and the Corporation, and if so determined by the Audit Committee, recommend that the Board take appropriate action to assure the independence of the auditor. Recommend to the Board policies for the Corporation’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Corporation.

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6.	Review major changes to the Corporation’s accounting principles and practices taking into consideration the views of the independent auditor, internal or external accountants or management.

7.	Ensure the rotation of the audit partners as required by law.

8.	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

Responsibilities for reviewing the annual external audit and the review of quarterly and annual financial statements.

1.	The Committee shall review with management and the outside auditors the audited financial statements and related footnotes to be included in the Corporation’s Annual Report on Form 10-K or 10-KSB (or the Annual Report to Stockholders if distributed prior to the filing of the Form 10-K or 10-KSB), including the Corporation’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, review and consider with the outside auditors the matters required to be discussed by the Statement of Auditing Standards (“SAS”) No. 61, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K or 10-KSB.

2.	Review and discuss reports from independent auditors on:

(a) All critical accounting policies and practices to be used.

(b) All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c) Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

3.	Review with the independent auditor the completed audit, including a review of any major issues regarding accounting and auditing principles and practices, the adequacy of internal controls that could significantly affect the Corporation’s financial statements, and any management letter provided by the auditor and the Corporation’s response to that letter and review any difficulties the auditor encountered in the course of its audit work (including any restrictions on the scope of the auditor’s activities or on access to information, and any significant disagreements with management) and management’s response.

        3. Review with management and the independent auditor the Corporation’s quarterly financial statements and the matters required to be discussed by SAS No. 61 prior to the release of quarterly earnings to the public or the filing of the financial statements with the SEC or other regulatory agencies.

        4. Review disclosures made to the Audit Committee by the Corporation’s Chief Executive Officer and Principal Financial Officer during their certification process for the Form 10-K or 10-KSB and Form 10-Q or 10-QSB about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls.

        5. Review any major changes to the Corporation’s accounting principles and practices as may be suggested by management.

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Periodic responsibilities.

1.	Review and annually reassess the adequacy of this Charter and submit any amendments to the Board for approval.

2.	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement.

3.	The Committee shall discuss with management and the outside auditors the quality and adequacy of the Corporation’s internal controls.

4.	Review and approve all related party transactions.

5.	Review the Corporation’s approach to business ethics and compliance with the law.

6.	Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles; this is the responsibility of management and upon completion of the audit by the independent auditor, subject to their findings, the auditors render their report on the financial statements. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations, this is the responsibility of the Board.

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